EXHIBIT 21

                            BANKERS TRUST CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT
                                DECEMBER 31, 1998


     Subsidiary(1)                                   State of Incorporation
     -------------                                   ----------------------
Bankers Trust Company                                       New York
BT Alex. Brown Incorporated                                 Delaware
BT Holdings (NY) Inc.                                       New York

All other subsidiaries of the Corporation, in the aggregate, would not constitute a significant subsidiary, as defined.

(1) Subsidiaries' names listed hereon are names under which such subsidiaries do business.


                             Bankers Trust Corporation and its Subsidiaries  125